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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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     RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-12


                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                                April 21, 2000

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.

                             2000 PROXY STATEMENT

                   REVISION TO ITEM 5--SHAREHOLDER PROPOSAL

Dear Shareholder:

  Our Proxy Statement dated April 20, 2000, for the Annual Meeting of Shareholders to be held on May 18, 2000, did not include an amendment to the proposal relating to tobacco investments, which was changed by the proposer to exclude investments held in separate accounts. The following disclosure regarding Item 5 replaces and supersedes the full discussion of that proposal on pages 33 and 34 of your Proxy Statement.

                                    ITEM 5
             SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS

  St. Joseph Health System of 440 South Batavia Street, Orange, California is the beneficial owner of at least 200 shares of Common Stock and has advised the Company that it intends to present the following proposal at the Annual Meeting. The proposal is included in this Proxy Statement pursuant to the applicable rules of the SEC. The Company is not responsible for the contents or language of the proposal, which is set forth in italic type and between quotation marks. The Board of Directors, for the reasons set forth below, recommends a vote "AGAINST" the proposal.

  "WHEREAS, a July 7-9, 1995 editorial in USA Today declared:

    Here's a grubby little health-care news item: According to a commentary in the upcoming edition of the British medical journal Lancet, major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation's merchants of care are partners with the nation's merchants of death . . . These investments grate and gall. Every year, tobacco use is fatal for thousands of Americans. For insurers to provide health care for those suffering smokers on the one hand while investing in the source of their misery on the other is unconscionable. And hypocritical.

 . As shareholders, we are concerned about the ethical implications of investments in the tobacco industry by companies that sell life insurance, especially when they are paying out hundreds of millions of dollars to patients who are sick and dying as a result of tobacco use.

 . In 1994 the Centers of Disease Control and Prevention released an article entitled, "Medical-Care Expenditures Attributable to Cigarette Smoking, United States--1993." The study found that smoking-related disease in the U.S.A. has an enormous economic impact. In 1993, it is estimated that the direct medical costs associated with smoking totaled $30 billion. Such findings have led the State of Louisiana to add insurers to its Medicaid reimbursement litigation against the tobacco industry.

 . In 1996 the AMA called for mutual funds and health-conscious investors to refuse to own stock in tobacco companies, and for those same investors to divest from stocks and bonds in tobacco companies.

 . We believe it is inconsistent for an insurance company that sells life insurance to invest in tobacco equities and yet give preferential rates to non-smokers. Therefore we believe that the company should seriously review its stand related to these apparently contradictory positions on tobacco.

  RESOLVED: that shareholders request the Board to initiate a policy mandating no further purchases of tobacco equities in insurance portfolios unless it can be proven that tobacco use does not cause the illnesses and deaths that have been attributed to it, and that the company divest itself of all tobacco stocks by January 1, 2001. The foregoing shall not apply to assets maintained in "separate accounts".
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 Supporting Statement

  Our Company exists to help people keep healthy. We support people not using tobacco, yet have no policy against investing in companies producing its products. Allstate, Chubb, UNUM, and other companies that sell life insurance have policies and/or practices that have resulted in prohibitions or limitations on their various investments in tobacco companies. Institutions like Harvard and Johns Hopkins, as well as The Maryland Retirement and Pension Systems have divested from all tobacco stocks. As the editorial noted above concludes: "Insurers have a responsibility to maximize returns. But they have a responsibility to hold down costs too. Investing in tobacco while charging premiums based in part on the cost of treating tobacco-related illness mocks that obligation." If you agree that our Company should not contribute to peoples' illness and death by investing in tobacco, please vote YES for this resolution."

The Board Of Directors' Response To Shareholder Proposal

  The Board of Directors believes that, as a matter of principle, the investment policy decisions of the Company should be made with the best interests of all shareholders in mind under the guidance of the Board and its Finance Committee. The Board has a fiduciary duty to maximize shareholder value which it believes is best accomplished through maintenance of a well diversified portfolio. A diversified portfolio structure provides maximum returns with the lowest possible risk. To exclude an entire industry group, such as tobacco, could impede the Company's ability to achieve these results. To this end, the Board has developed a comprehensive investment policy which it continually and carefully monitors. The Board believes that adoption of the shareholder proposal would inhibit its ability to fulfill this fiduciary responsibility.

  Investing in tobacco equities may raise social issues compelling to some of the Company's shareholders. However, the Board's duty is to represent all of the Company's shareholders who, by virtue of sheer numbers, have diverse social and political agendas. In any publicly traded company, shareholders are likely to have differing opinions and strong personal views concerning the propriety of certain business operations or investments of that company. Despite that fact, any corporation, including the Company, would be brought to a standstill if it was required to comply with the personal and political concerns of each and every shareholder. Your Board believes it is of fundamental importance that investment policy decisions continue to be made and managed independently without attempting to monitor portfolios for investments which may not find favor with individual shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS.

  If you have already sent in your proxy card for the Annual Meeting and wish to change your vote in any respect, we have enclosed a new proxy card and a postage prepaid envelope. If you would prefer to vote by telephone or over the Internet, please see the accompanying card for instructions on how to access the telephone and Internet voting systems.

Very truly yours,


/s/ AMY GALLENT

Amy Gallent
Vice President and Corporate Secretary